UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2009

OMNIMMUNE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-145507	26-3128407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4600 Post Oak Place, Suite 352, Houston, Texas 77027
(Address of Principal Executive Offices) (Zip Code)

(713) 622-8400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                       Other Events.

On April 18, 2008, Omnimmune Corp. (the “Company”), a wholly owned subsidiary of Registrant, entered into an exclusive license agreement with The Ohio State University (“OSU”), covering, among other things, certain technology and patent rights relating to a Her-2 vaccine (the “Vaccine”) under development at OSU (the “License Agreement”).  By letter dated August 17, 2009, and received by the Company on August 20, 2009 (the “Notice”), OSU sent formal notice to the Company of its alleged material breach of the License Agreement related to non-payment of certain license fees totaling $140,000, together with late charges of $13,575.

The Company acknowledges that certain license fees called for under the License Agreement were not paid as scheduled in the License Agreement.  However, the Company believes that it (i) has meritorious defenses and counterclaims to OSU’s claim of breach under the License Agreement, and (ii) has separate claims both against OSU and an OSU employee relating to conduct in inducing the Company into entering into the OSU License Agreement without full disclosure of certain facts as well as conduct occurring during the pendency of the License Agreement and intends to pursue these claims and causes of action should the issues raised in the Notice not be resolved consensually.

The License Agreement provides that if the Company fails to make any required payment when due, OSU  has the right to terminate the License Agreement on 30 days’ written notice, which has been provided to the Company in the form of the Notice.  Under Section 11.2 of the License Agreement, any payments which, in fact, are due and owing as of the date of the Notice must be paid in full within 30 days of the receipt of the Notice, failing which the License Agreement would terminate automatically.  However, Section 11.5 of the License Agreement provides that if the Company, as licensee, disputes an alleged default or breach, the 30 day cure period shall be tolled pending the resolution of the dispute.  Such tolling is conditioned upon the posting of a bond and payment of all attorney fees and costs should OSU prevail.  Once the dispute is resolved, either for or against the Company, the Company shall then have the remainder of the cure period to pay such amounts found to be due to avoid automatic termination of the License Agreement.

The Company disputes OSU’s characterization in the Notice that the Company’s non-payment of scheduled fees and interest constitutes a breach of the License Agreement and intends to contest any effort by OSU to hold the Company in breach or to terminate the License Agreement.  Also, in the event that OSU were to prevail in its position that the Company breached the License Agreement, the Company believes that, based on an amendment to the License Agreement agreed to with OSU, the amount that would then be due as of June 30, 2009, would be $90,000 rather than the $140,000 asserted by OSU.

The Company cannot predict the likelihood of prevailing in its dispute with OSU.  However, if it is ultimately determined that the Company’s defenses and counterclaims lack merit and the dispute is resolved in favor of OSU, or if a bond is required that the Company is not willing or able to make, there is a significant risk that the License Agreement will be terminated.  If OSU were to prevail, the Company would also face an award or judgment for all past due payments under the License Agreement, plus interest, legal fees and court costs.

The technology that is the subject of the License Agreement relates exclusively to the Vaccine and has no direct or indirect inter-relatedness or connection to the Company’s diagnostic and prognostic technologies that are under license from academic institutions other than OSU.  Any termination of the License Agreement, whether through a consensual understanding with OSU or through an adverse result following litigation, will have no effect on the Company’s portfolio of diagnostic technologies, which are expected to be the Company’s primary focus going forward.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNIMMUNE HOLDINGS, INC.

Date: August 24, 2009	By:	/s/ Harris A. Lichtenstein
Harris A. Lichtenstein, Ph.D.
President and Chief Executive Officer